AFAM CAPITAL, INC

CODE OF ETHICS

A.	Introduction. On July 2, 2004, the Securities and Exchange Commission (SEC) adopted a new rule and rule amendments under Section 204A-1 of the Investment Advisers Act of 1940 that requires all registered investment advisers to adopt codes of ethics. The codes of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. The rule and rule amendments are intended to promote compliance with fiduciary standards by advisers and their personnel. The expectation of the Company is that all AFAM Capital, Inc. (AFAM) personnel will comply with all applicable federal securities laws and regulatory requirements. Each AFAM employee must remember that they have a fiduciary responsibility to clients. It is the policy of the Company that each employee conducts his or her business affairs with such standards of integrity that all real and potential conflicts of interest are either eliminated or fully disclosed so that no other conflict of interest exits or can be reasonably implied or construed. Additional specific standards of conduct are adopted in their appropriate sections throughout the Company’s Compliance and Supervisory Guidelines Manual that is given to all supervised persons. While the company has established a Code of Ethics and Standards of Professional Conduct, it has also adopted the CFA Institute’s Code of Ethics and Standards of Professional Conduct, which are included in its Code of Ethics. The Company’s Code of Ethics requires that all AFAM personnel:

1.	Act with integrity, competence, and in an ethical manner when dealing with clients, mutual funds that the Company provides advisory services to the Al Frank Funds, Innealta Capital Funds and Innealta Capital Portfolios (the Funds), the public, prospects, other employees, and third-party vendors, and not take inappropriate advantage of their positions.

2.	Use reasonable care and exercise independent professional judgment when dealing with customers, including the Funds, to ensure that their best interests are always the highest priority.

3.	All personal securities transactions are conducted in such a manner as to be consistent with the Code of Ethics and the Section 12 Personal Securities Holdings and Transactions of the Compliance and Supervisory Guidelines Manual, and avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

4.	Maintain client information, including the Funds, such as security holdings and financial circumstances, in the strictest confidence. Client information may be shared with third parties that have a specific business reason to know in order to service an account (i.e., a clearing agent, settling broker, or paying agent, etc.).

5.	Will comply with all requirements outlined in the AFAM Compliance and Supervisory Guidelines Manual and AFAM’s Code of Ethics.

AFAM supervised persons, are required to report any violations of the firm’s Code of Ethics promptly to the CCO. All supervised persons receive training on and access to the Company’s Code of Ethics. On an annual basis, all supervised persons complete an acknowledgment that they have read and understand AFAM’s Code of Ethics. Failure to comply with the Code of Ethics may result in disciplinary action up to and including termination of employment.

B.	Definitions. For detailed information regarding definitions please refer to Section 2B.

C.	Duty to Clients. The Company has a duty to exercise its authority and responsibility for the benefit of its clients including the Funds, to place their interests first, and to refrain from having outside interests that conflict with their interests. The Company must avoid any circumstances that might adversely affect

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or appear to affect its duty of complete loyalty to its clients including the Funds and to disclose any potential conflicts where such conflicts cannot be eliminated.

D.	Privacy of Client Financial Information. As a general policy, the Company will not disclose personal non-public financial information about any client including the Funds to non-affiliated third parties except as necessary to establish and manage the client’s account(s) or as required by law. AFAM maintains security measures to ensure the confidentiality of client information. Please see the “Security Plan” addendum to this manual.

E.	Prohibited Acts. The following fraudulent activities are prohibited by affiliated persons of the adviser. Specifically it is unlawful for any affiliated persons to:

1.	Employ any device, scheme or artifice to defraud a client including the Funds;

2.	Make any untrue statement of a material fact;

3.	Omit to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engage in any fraudulent or deceitful act, practice or course of business; or,

5.	Engage in any manipulative practices.

F.	Conflicts of Interest. The Company has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its clients to disclose any material facts regarding any potential and actual conflicts of interest to its clients. All supervised persons, IARs and solicitors have a duty to report potential and actual conflicts of interest to the Company’s CCO designee. Gifts (other than de minimis gifts, which are usually defined as having a value under $100) should not be accepted from persons or entities doing business with the Company (see Gifts and Entertainment Section 16). Supervised personnel should also use specific care to avoid any improper relationships and even the appearance of impropriety. The following are prohibited:

1.	Inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.	Competing with client trades, including trades of the Funds, and using knowledge of pending or currently considered customer securities transactions to profit personally, directly or indirectly.

3.	To knowingly enter into a securities transactions with customers including the Funds.

G.	Suitability. The Company only recommends those investments that it has a reasonable basis for believing are suitable for a client including the Funds, based upon the client's particular situation and circumstances. Supervised persons will act only in the best interest of company’s clients regarding execution and other costs paid by the clients for brokerage services. In addition, clients are instructed to immediately notify the Company of any significant changes in their situation or circumstances so that the Company can respond appropriately.

H.	Service on a Board of Directors. Because of the high potential for possible conflicts of interest and the potential for insider trading, the Company prefers that employees do not serve on the Board of Directors of a public company. An exception will only be made when it is in the best interest of the firm and its clients. The supervised person must submit a request in writing for approval to the CCO.

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The CCO will review the information, respond back to the individual in writing, either approving or denying the request.

I.	Duty to Supervise. Advisers Act Section 203(e)(5) The Company is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand the Company's policies and procedures; and,

4.	Establishing a review system designed to provide reasonable assurance that the Company's policies and procedures are effective and are being followed.

J.	Outside Business Activities. The firm discourages supervised persons from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside Business Activities (“OBAs”) may include a part time job, consulting services independent of AFAM, or any other employment in which some form of compensation is received. Any supervised person wishing to be involved must request permission in writing from the CCO prior to participating in outside business activity. AFAM currently utilizes Compliance 11 to request, approve/disapprove, and archive OBA requests. The employee will provide the CCO with the following information:

1.	Name of the firm

2.	Type of work

3.	Hours per week

4.	The reason for making the request

The CCO will review the request and respond back to the employee either approving or denying the request. If an employee is unsure if an activity would qualify as an OBA they should consult with the CCO.

In addition to the process described above, OBAs are reviewed by each supervised person and the CCO at least annually. This review includes supervised persons affirming any previously approved Outside Business Activity.

K.	Fiduciary Appointments. The Company requires that supervised persons must obtain firm approval prior to accepting an executorship, trusteeship, or power of attorney, other than with the respect to a family member. Any supervised person wishing to be approved for a fiduciary appointment must request permission in writing from the CCO prior to their appointment. The CCO will review the request and respond back to the employee in writing either approving or denying the request.

L.	Personal Securities Holdings & Transactions. The Company requires that all Access Persons comply with the firm’s policies and procedures regarding personal securities transactions, which includes initial and annual holdings reports, quarterly securities transaction reports, preclearance, prohibited transactions, and outside brokerage account reporting. The Company's procedures governing personal security transactions are covered in Section 13 of the AFAM Compliance & Supervisory Guidelines Manual. In addition, please note that access persons must

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obtain approval prior to investing in initial public offerings or private placements or other limited offerings, including pooled investment vehicles.

M.	Prohibited Transactions. The Company requires that all Access Persons and Access Persons for the Funds comply with the firm’s policies and procedures regarding prohibited transactions. The Company's procedures governing personal security transactions are covered in Section 12 of the Compliance & Supervisory Guidelines Manual.

N.	Insider Trading. The Company requires that all Access Persons comply with the firm’s policies and procedures regarding Insider Trading. All supervised persons are prohibited from trading on inside information or sharing inside information with anyone that does not have a specific business reason to know the information. The Company's procedures governing Insider Trading are covered in Section 13 of the Compliance & Supervisory Guidelines Manual.

O.	Compliance Officers. The Code of Ethics includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities holdings initially within 10 days of their start date and annually thereafter, and personal securities transactions on a quarterly basis (the "Reports"). The CCO or a Designee will receive and review these reports. The CCO will report to the Board any material violations of the Code of Ethics.

1.	Ethics Hotline. If an Access Person believes there has been a violation of any rules of the code, or suspects that fraudulent or suspicious activity may be occurring, that employee must promptly notify the Chief Compliance Officer. This can be done anonymously by logging onto www.compliance11.com, selecting “Case Management” tab, selecting “new”, from the drop down menu, selecting “Confidential Reporting Form (Whistleblower)”, and providing details and completing short form. The CCO will review a filed report within 1-2 business days and follow up accordingly. AFAM does not tolerate any retaliatory action against any individual for good-faith reporting of problems such as ethics violations, illegal conduct, sexual or other forms of harassment, discrimination, inappropriate workplace behavior, or other serious issues. Please contact the CCO if you believe an instance of retaliation has occurred.

P.	False Rumors or Misleading Information. Access Persons are prohibited from intentionally communicating false or misleading information. In the event it is determined that such an event has occurred, AFAM will act promptly to correct the false or misleading information or rumor.

Q.	Administration Of The Code of Ethics - Reporting Violations

1.	The CCO must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons and Access Persons for the Funds from violating this Code of Ethics;

2.	The CCO or a Designee will distribute the Code of Ethics and receive an acknowledgement from each Access Person and Access Persons for the Funds that the Code of Ethics has been read and understood;

3.	The CCO or a Designee will compare all reports with completed and contemplated portfolio transactions of the Funds to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

4.	No Access Person will review his or her own Report(s). The CCO or a Designee will appoint an alternate to review his or her own Reports.

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5.	On an annual basis, the CCO or a Designee will prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations. The CCO will submit the information for review to the Advisors Series Trust Board of Trustees; and

6.	On an annual basis, Al Frank will certify to the Board of Trustees of the Advisors Series Trust that it has adopted procedures reasonably necessary to prevent its Access Persons and Access Persons for the Funds from violating the Code of Ethics.

R.	CFA Institute’s Code of Ethics and Standards of Professional Conduct. The Company has adopted the CFA Institute’s “Code of Ethics and Standards of Professional Conduct”, which is reproduced below, as presented in Standards of Practice Handbook (9th Edition):

The Code of Ethics

1.	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

2.	Place the integrity of the investment profession and the interests of clients above their own personal interests.

3.	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

4.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and their profession.

5.	Promote the integrity of, and uphold the rules governing, capital markets.

6.	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

THE STANDARDS OF PROFESSIONAL CONDUCT

I.	PROFESSIONALISM

A.	Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.	Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

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D.	Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A.	Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests. In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B.	Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment actions or engaging in other professional activities.

C.	Suitability.

1.	When Members and Candidates are in an advisory relationship with a client, they must:

a.	Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objective, mandates, and constraints before making an investment recommendation or taking investment action.

c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.	When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1.	The information concerns illegal activities on the part of the client or prospective client.

2.	Disclosure is required by law, or

3.	The client or prospective client permits disclosure of the information.

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IV.	DUTIES TO EMPLOYERS

A.	Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.	Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

C.	Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A.	Diligence and Reasonable Basis. Members and Candidates must:

1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communicate with Clients and Prospective Clients. Members and Candidates must:

1.	Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.	Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A.	Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.	Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received by, or paid to, others for the recommendations of products or services.

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VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.	Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of the CFA Institute or the CFA designation or the integrity, validity or security of the CFA examinations.

B.	Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program

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